QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EchoStar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 25, 2010

DEAR SHAREHOLDER:

It is a pleasure for me to extend to you an invitation to attend the 2010 Annual Meeting of Shareholders of EchoStar Corporation. The Annual Meeting will be held on May 4, 2010, at 1:00 p.m., local time, at EchoStar's headquarters at 100 Inverness Terrace E., Englewood, Colorado 80112.

The enclosed Notice of 2010 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting. During the Annual Meeting, we will also review EchoStar's operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented. To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online or by mail or telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar. I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN
Chairman

 NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The Annual Meeting of Shareholders of EchoStar Corporation will be held on May 4, 2010, at 1:00 p.m., local time, at 100 Inverness Terrace E., Englewood, Colorado 80112, to consider and vote upon:

  1.
  The election of seven directors to our Board of Directors;

  2.
  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

  3.
  Any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

  •
  Vote online or by telephone, by following the instructions included with your proxy card; or

  •
  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 8, 2010 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the meeting. We anticipate first mailing our proxy statement and proxy card on or about March 25, 2010.

By Order of the Board of Directors

R. STANTON DODGE
 Executive Vice President, General Counsel
and Secretary

March 25, 2010

100 Inverness Terrace E.    •    Englewood, Colorado 80112    •    Tel: (303) 706-4000    •    Fax: (303) 723-1999

 PROXY STATEMENT
OF
ECHOSTAR CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2010 Annual Meeting of Shareholders (the "Annual Meeting") of EchoStar Corporation ("EchoStar," "we," "us," "our" or the "Corporation"). The Annual Meeting will be held on May 4, 2010, at 1:00 p.m., local time, at 100 Inverness Terrace E., Englewood, Colorado 80112.

This Proxy Statement is being sent or provided on or about March 25, 2010, to holders of record at the close of business on March 8, 2010 of our Class A Common Stock (the "Class A Shares") and Class B Common Stock (the "Class B Shares").

Your proxy is being solicited by our Board of Directors (the "Board" or "Board of Directors"). It may be revoked by written notice given to our Secretary at our headquarters, at 100 Inverness Terrace E., Englewood, Colorado 80112, at any time before being voted. You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting. To vote online or by telephone, please refer to the instructions included with the proxy card. To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the proxy card. Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on May 3, 2010. Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so. Proxies that are timely delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in your proxy. The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of seven directors and the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter. Your presence at the Annual Meeting does not of itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on March 8, 2010, or their duly appointed proxies, may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 12:45 p.m., local time, and the Annual Meeting will begin at 1:00 p.m., local time. Each shareholder may be asked to present an admission ticket, which is attached to the accompanying proxy card, together with a valid government issued photo identification confirming their identity as a shareholder of record, such as a driver's license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

If your shares are held by a broker, bank, or other nominee (often referred to as holding in "street name") and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the record date, March 8, 2010. All shareholders must check in at the registration desk at the Annual Meeting.

Securities Entitled to Vote

Only shareholders of record at the close of business on March 8, 2010 are entitled to notice of the Annual Meeting. Such shareholders may vote shares held by them at the close of business on March 8, 2010 at the Annual Meeting. At the close of business on March 8, 2010, 37,158,291 Class A Shares and 47,687,039 Class B Shares were outstanding. Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders. Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

Vote Required

In accordance with our Articles of Incorporation (our "Articles of Incorporation"), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director. No cumulative voting is permitted. The seven nominees receiving the highest number of votes cast "for" will be elected.

The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

The total number of votes cast "for" will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting. Abstentions will have the same effect as votes "against" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, abstentions will not be counted as "against" or "for" the election of directors. Broker nonvotes will not be considered in determining the election of directors or the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Through his direct or indirect ownership of Class A Shares and Class B Shares, Charles W. Ergen, our Chairman of the Board possesses approximately 61.2% of our total voting power. Please see "Equity Security Ownership" below. Mr. Ergen has indicated his intention to vote: (1) for the election of each of the seven director nominees; and (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Accordingly, the election of each of the director nominees and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 are assured notwithstanding a negative vote by any or all shareholders other than Mr. Ergen.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission ("SEC") called "householding." Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report and Proxy Statement to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This householding procedure will reduce our printing costs and postage fees.

We will deliver promptly upon written or oral request a separate copy of our Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Please notify our transfer agent at the address provided below to receive a separate copy of our Annual Report or Proxy Statement.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, at 250 Royall Street, Canton, Massachusetts 02021, telephone number 877-437-8901.

Our Mailing Address

Our mailing address is 100 Inverness Terrace E., Englewood, Colorado 80112.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of seven directors at the Annual Meeting. Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his respective successor shall be duly elected and qualified. The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director. This means that the seven nominees who receive the most votes will be elected to the seven open directorships even if they get less than a majority of the votes cast. Each nominee has consented to his nomination and has advised us that he intends to serve the entire term if elected. If at the time of the meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. The Nominating Committee knows of no reason why any of the nominees will be unable to serve.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Company
Joseph P. Clayton	60	2008	Director
R. Stanton Dodge	42	2009	Director, Executive Vice President, General Counsel and Secretary
Michael T. Dugan	61	2007	Director, President and Chief Executive Officer
Charles W. Ergen	57	2007	Chairman of the Board of Directors
David K. Moskowitz	51	2007	Director
Tom A. Ortolf	59	2007	Director
C. Michael Schroeder	61	2007	Director

The following sets forth the business experience of each of the nominees over the last five years:

Joseph P. Clayton.    Mr. Clayton serves as a member of our Board of Directors, and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Clayton served as Chairman of Sirius Satellite Radio Inc. (Sirius) from November 2004 through July 2008 and served as Chief Executive Officer of Sirius from November 2001 through November 2004. Prior to joining Sirius, Mr. Clayton served as President of Global Crossing North America, as President and Chief Executive Officer of Frontier Corporation and as Executive Vice President, Marketing and Sales—Americas and Asia, of Thomson S.A. Mr. Clayton is also currently serving on the Board of Directors and Nominating and Corporate Governance and Stock Option and Compensation Committees of Transcend Services, Inc. The Board has determined that Mr. Clayton meets the independence requirements of NASDAQ and SEC rules and regulations. Mr. Clayton's qualifications to serve on our Board include his experience discussed above especially, among other things, his service at Sirius and with us as a Director.

R. Stanton Dodge.    Mr. Dodge serves as a member of our Board of Directors and is currently the Executive Vice President, General Counsel and Secretary of DISH Network Corporation ("DISH Network") and EchoStar and is responsible for all legal and government affairs of DISH Network, EchoStar and their subsidiaries. Mr. Dodge serves as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH Network and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH Network on January 1, 2008 (the "Spin-off"). Since joining DISH Network in November 1996, he has held various positions of increasing responsibility in DISH Network's legal department, and assumed responsibility for DISH Network human resources in January 2010. Mr. Dodge's qualifications to serve on our Board include his experience discussed above especially, among other things, his service as our General Counsel and roles of increasing responsibility for DISH Network.

Michael T. Dugan.    Mr. Dugan was named President and Chief Executive Officer of EchoStar in November 2009. Mr. Dugan also serves as a member of our Board of Directors. Mr. Dugan served as a Senior Advisor to EchoStar from the date of the Spin-off on January 1, 2008 until November 2009. From May 2004 to December 2007, he was a Director of DISH Network, and served DISH Network alternately as Chief Technical Officer and Senior Advisor from time to time. From April 2000 to May 2004, he was President and Chief Operating Officer of DISH Network. Prior to that time, Mr. Dugan held various positions with DISH Network and its subsidiaries commencing in 1990. Mr. Dugan served as a director of Frontier Corporation from October 2006 until November 2009. Mr. Dugan's qualifications to serve on our Board include his experience discussed above especially, among other things, his service at DISH Network.

Charles W. Ergen.    Mr. Ergen serves as our Chairman. Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009. Mr. Ergen also served as our President from June 2008 until November 2009. Mr. Ergen is also the Chairman and Chief Executive Officer of DISH Network, a position that he has held since DISH Network's formation in 1980. Mr. Ergen has also served as the President of DISH Network from time to time. During the past ten years he has also held various executive officer and director positions with DISH Network's subsidiaries. Mr. Ergen's qualifications to serve on our Board include his experience discussed above especially, among other things, his service as the Chairman and controlling shareholder of us and DISH Network.

David K. Moskowitz.    Mr. Moskowitz serves as a member of our Board of Directors. Mr. Moskowitz also serves as a Senior Advisor to, and a member of the board of directors of, DISH Network. Mr. Moskowitz was an Executive Vice President of DISH Network as well as its Secretary and General Counsel until 2007. Mr. Moskowitz joined DISH Network in March 1990. Mr. Moskowitz's qualifications to serve on our Board include his experience discussed above especially, among other things, his service at DISH Network and with us as a Senior Advisor.

Tom A. Ortolf.    Mr. Ortolf serves as a member of our Board of Directors, and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our "audit committee financial expert." Since 2005, Mr. Ortolf has also served as a member of the Board of Directors of DISH Network and as a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for nearly twenty years. From 1988 until 1991, Mr. Ortolf served as DISH Network's President and Chief Operating Officer. The Board has determined that Mr. Ortolf meets the independence requirements and "audit committee financial expert" requirements of NASDAQ and SEC rules and regulations. Mr. Ortolf's qualifications to serve on our Board include his experience discussed above especially, among other things, his service at CMC and with us as a Director.

C. Michael Schroeder.    Mr. Schroeder serves as a member of our Board of Directors, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. ("CSS"), which he grew to encompass a 10 state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve over 400,000 subscribers. Prior to the Spin-off of EchoStar from DISH Network, Mr. Schroeder served on the Board of Directors of DISH Network and was a member of DISH Network's Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board has determined that Mr. Schroeder meets the independence of NASDAQ and SEC rules and regulations. Mr. Schroeder's qualifications to serve on our Board include his experience discussed above especially, among other things, his service at CSS and with us as a Director.

Charles W. Ergen, our Chairman, currently possesses approximately 61.2% of our total voting power. Please see "Equity Security Ownership" below. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 1. Accordingly, approval of Proposal No. 1 is assured notwithstanding a negative vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No. 1 on the enclosed proxy card).

Board of Directors and Committees and Selection Process

Our Board held ten meetings in 2009 and also took action by unanimous written consent on five occasions during 2009. Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he was a director; and (ii) the total number of meetings held by all committees of the Board on which he served. In addition, our non-employee directors held three executive sessions in 2009.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal. Officers serve at the discretion of the Board.

We are a "controlled company" within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman. Mr. Ergen currently beneficially owns approximately 46.3% of our total equity securities and possesses approximately 61.2% of the total voting power. Mr. Ergen's beneficial ownership of us excludes 16,276,214 shares of our Class A Common Stock issuable upon conversion of shares of our Class B Common Stock currently held by certain trusts established by Mr. Ergen for the benefit of his family. These trusts beneficially own approximately 32.1% of our total equity securities and possess approximately 31.7% of our total voting power. Please see "Equity Security Ownership" below. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a Compensation Committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board's selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. Nevertheless, the Corporation has created an Executive Compensation Committee (the "Compensation Committee") and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors. The charters of our Compensation, Audit and Nominating Committees are available free of charge on our website at http://www.echostar.com. The function and authority of these committees are described below:

Compensation Committee.    The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar's equity securities to EchoStar's executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of EchoStar's equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar's executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman. The Compensation Committee held five meetings and took action by unanimous written consent on two occasions during 2009. The current members of the Compensation Committee are Mr. Ortolf, Mr. Schroeder and Mr. Clayton, with Mr. Ortolf serving as Chairman of the Compensation Committee.

The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The current composition of the Compensation Committee is expected to remain the same following our Annual Meeting.

Audit Committee.    Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee operates under an Audit Committee Charter adopted by the Board. The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management's plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm's audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee held eleven meetings and took action by unanimous written consent on two occasions during 2009. The current members of the Audit Committee are Mr. Ortolf, Mr. Schroeder and Mr. Clayton, with Mr. Schroeder serving as Chairman of the Audit Committee and Mr. Ortolf serving as our "audit committee financial expert". The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Ortolf qualifies as an "audit committee financial expert" as defined by applicable SEC rules and regulations. The composition of the Audit Committee is expected to remain the same following our Annual Meeting, with Mr. Ortolf continuing as the "audit committee financial expert."

Nominating Committee.    The Nominating Committee operates under a Nominating Committee Charter adopted by the Board. The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board. The Nominating Committee held two meetings and did not take action by unanimous written consent during 2009. The current members of the Nominating Committee are Mr. Ortolf, Mr. Schroeder and Mr. Clayton, with Mr. Clayton serving as Chairman of the Committee. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The current composition of the Nominating Committee is expected to remain the same following our Annual Meeting.

The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate. No search firms or other advisors were retained to identify nominees during the past fiscal year. The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors. Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation's governance guidelines; and (vi) the needs of the Board and the Corporation.

Board Criteria

In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by shareholders, the Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. However, EchoStar believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation's Secretary or any member of the Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation's bylaws relating to shareholder nominations. Communications can be directed to the Corporation's Secretary or any member of the Nominating Committee in accordance with the process described in "Shareholder Communications" below.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer with Mr. Charles W. Ergen serving as Chairman and Mr. Michael T. Dugan serving as President and Chief Executive Officer of EchoStar. Mr. Dugan is responsible for the day to day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for EchoStar. In light of the separation of the role of Chairman of the Board with the role of Chief Executive Officer and Mr. Ergen's voting control, we believe that the creation of a lead independent director position is not necessary at this time.

The Board's Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation's risk management processes. The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation. These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks. Additionally, the Corporation's risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation's scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of senior management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation's risk management culture and processes. For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing Corporation policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation. When a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility. The Board or applicable committee also has authority to engage external advisors as necessary.

Other Information About Our Board of Directors

Although we do not have a policy with regard to Board members' attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings. All of our directors were in attendance at our 2009 annual meeting. We expect that all of our directors will attend our 2010 annual meeting.

Equity Security Ownership

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on March 8, 2010 by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated persons acting as one of our executive officers for the fiscal year ended December 31, 2009, which were identified in part based upon the payments we made to DISH Network for our allocable portion of DISH Network's personnel costs for those persons acting as one of our executive officers pursuant to the Management Services Agreement (collectively, the "Named Executive Officers" or NEOs); and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person's name.

Name(1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen(2),(3)	31,905,943	46.3%
William R. Gouger(4)	15,850,508	29.9%
John A. Griffin(5)	3,065,000	8.3%
BlackRock, Inc.(6)	2,110,323	5.7%
David K. Moskowitz(7)	616,076	1.7%
Mark W. Jackson(8)	202,673	*
Michael T. Dugan(9)	104,896	*
Steven B. Schaver(10)	69,463	*
Bernard L. Han(11)	41,999	*
Tom A. Ortolf(12)	29,240	*
R. Stanton Dodge(13)	19,464	*
C. Michael Schroeder(14)	19,020	*
Joseph P. Clayton(15)	9,500	*
Roger J. Lynch	—	*
All Directors and Executive Officers as a Group (12 persons)(16)	33,154,009	47.6%
Class B Common Stock:
Charles W. Ergen	31,410,825	65.9%
Trusts (17)	16,276,214	34.1%
All Directors and Executive Officers as a Group (12 persons)(16)	31,838,009	66.8%

*
Less than 1%.

(1)
Except as otherwise noted below, the address of each such person is 100 Inverness Terrace E., Englewood, Colorado 80112. As of the close of business on March 8, 2010, there were 37,158,291 outstanding shares of Class A Common Stock and 47,687,039 shares of Class B Common Stock.

(2)
Mr. Ergen is deemed to own beneficially all of the EchoStar Class A Shares owned by his spouse, Cantey Ergen. Mr. Ergen's beneficial ownership includes: (i) 74,730 EchoStar Class A Shares; (ii) 3,705 EchoStar Class A Shares held in the Company's 401(k) Employee Savings Plan (which we refer to as the 401(k) Plan); (iii) the right to acquire 396,000 EchoStar Class A Shares within 60 days upon the exercise of employee stock options; (iv) 47 EchoStar Class A Shares held by Mr. Ergen's spouse; (v) 201 EchoStar Class A Shares held in the 401(k) Plan held by Mrs. Ergen; (vi) 20,435 EchoStar Class A Shares held as custodian for his children; and (vii) 31,410,825 EchoStar Class A Shares issuable upon conversion of Mr. Ergen's EchoStar Class B Shares. Mr. Ergen's beneficial ownership of EchoStar Class A Shares excludes (A) 427,184 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Five-Year GRAT dated November 9, 2005, (B) 15,000,000 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Two-Year GRAT dated November 30, 2009 and (C) 849,030 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)
Because each share of Class B Common Stock is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Company representing approximately 61.2% of the voting power of the Company (assuming no conversion of the Class B Common Stock and after giving effect to the exercise of Mr. Ergen's options exercisable within 60 days). Mr. Ergen's beneficial ownership excludes 16,276,214 shares of our Class A Common Stock issuable upon conversion of shares of our Class B Common Stock currently held by certain trusts established by Mr. Ergen for the benefit of his family. These trusts beneficially own approximately 32.1% of our total equity securities and possess approximately 31.7% of our total voting power.

(4)
The address of Mr. William R. Gouger is 400 Inverness Parkway, Suite 250, Englewood, CO 80112. Mr. Gouger's beneficial ownership includes: (i) 28 shares of Class A Common Stock owned beneficially directly by Mr. Gouger; (ii) 1,450 shares of Class A Common Stock owned beneficially indirectly by Mr. Gouger in the 401(k) Plan; (iii) 849,030 shares of Class B Common Stock owned beneficially by Mr. Gouger solely by virtue of his position as trustee of certain trusts established by Mr. Ergen for the benefit of his family; and (iv) 15,000,000 shares of Class B Common Stock owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Two-Year GRAT dated November 30, 2009.

(5)
The address of John A. Griffin is 660 Madison Avenue, 20th Floor, New York, New York 10065. Of the EchoStar Class A Shares beneficially owned, Mr. Griffin has shared voting and dispositive power as to all 3,065,000 EchoStar Class A Shares. Mr. Griffin is the Managing Member of Blue Ridge Capital Holdings L.L.C. and Blue Ridge Capital Offshore Holdings L.L.C. and in that capacity Mr. Griffin has shared voting and dispositive power over the EchoStar Class A Shares held by those entities. This information is based solely upon a Schedule 13G filed by Mr. Griffin on February 16, 2010.

(6)
The address of BlackRock, Inc. (formerly Barclay Global Investors, NA.) is 40 East 52nd Street, New York, New York, 10022. Of the Class A Shares beneficially owned, BlackRock, Inc. has sole voting and dispositive power as to 2,110,323 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by BlackRock, Inc. on January 20, 2010.

(7)
Mr. Moskowitz's beneficial ownership includes: (i) 25,448 EchoStar Class A Shares; (ii) 3,543 EchoStar Class A Shares held in the 401(k) Plan; (iii) the right to acquire 152,000 EchoStar Class A Shares within 60 days upon the exercise of employee stock options; (iv) 265 EchoStar Class A Shares held as custodian for his children; (v) 1,636 EchoStar Class A Shares held as trustee for Mr. Ergen's children; (vi) 6,000 EchoStar Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of the Board of Directors; and (vii) 427,184 EchoStar Class A Shares issuable upon conversion of the EchoStar Class B Shares held by the Ergen GRATS described above, for which Mr. Moskowitz is the sole trustee.

(8)
Mr. Jackson's beneficial ownership includes: (i) 83 EchoStar Class A Shares; (ii) 2,590 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 200,000 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(9)
Mr. Dugan's beneficial ownership includes: (i) 86 EchoStar Class A Shares; (ii) 606 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 104,204 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(10)
Mr. Schaver's beneficial ownership includes: (i) 482 EchoStar Class A Shares; (ii) 3,382 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 65,599 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(11)
Mr. Han's beneficial ownership includes the right to acquire 41,999 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(12)
Mr. Ortolf's beneficial ownership includes: (i) the right to acquire 17,000 EchoStar Class A Shares within 60 days upon the exercise of nonemployee director stock options; (ii) 40 EchoStar Class A Shares held in the name of one of his children; and (iii) 12,200 EchoStar Class A Shares held by a partnership of which Mr. Ortolf is a partner.

(13)
Mr. Dodge's beneficial ownership includes: (i) 36 EchoStar Class A Shares; (ii) 428 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 19,000 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(14)
Mr. Schroeder's beneficial ownership includes: (i) 3,020 EchoStar Class A Shares; and (ii) the right to acquire 16,000 EchoStar Class A Shares within 60 days upon the exercise of nonemployee director stock options.

(15)
Mr. Clayton's beneficial ownership includes: (i) 2,000 EchoStar Class A Shares; and (ii) the right to acquire 7,500 EchoStar Class A Shares within 60 days upon the exercise of nonemployee director stock options.

(16)
Includes: (i) 105,885 EchoStar Class A Shares; (ii) 14,389 EchoStar Class A Shares held in the 401(k) Plan; (iii) the right to acquire 1,154,902 EchoStar Class A Shares within 60 days upon the exercise of employee stock options; (iv) 12,200 EchoStar Class A Shares held in a partnership; (v) 31,838,009 EchoStar Class A Shares issuable upon conversion of EchoStar Class B Shares; (vi) 22,376 EchoStar Class A Shares held in the name of, or in trust for, children and other family members; (vii) 6,000 EchoStar Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of its board of directors; and (viii) 248 EchoStar Class A Shares held by a spouse.

(17)
Held by certain trusts established by Mr. Ergen for the benefit of Mr. Ergen's family of which Mr. Moskowitz and Mr. Gouger are each a trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our directors, officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2009, our directors, officers and 10% shareholders complied with all Section 16(a) filing requirements. In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") addresses our compensation objectives and policies for our named executive officers (the "NEOs"), the elements of NEO compensation and the application of those objectives and policies to each element of fiscal year 2009 compensation for our NEOs. Unless otherwise indicated, NEOs in this Proxy Statement refers to our NEOs who did not perform services for us pursuant to the Management Services Agreement between DISH Network and us in connection with the Spin-off of EchoStar from DISH Network. The CD&A also contains information regarding performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2009 but are not intended to be estimates of future results or other forward-looking guidance. We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Our NEOs include Messrs. Michael T. Dugan, Charles W. Ergen, Bernard L. Han, Roger Lynch, Mark W. Jackson, and Steven B. Schaver. Of these NEOs, Mr. Ergen, Mr. Han and Mr. Lynch were NEOs of DISH Network in 2009. Messrs. Jackson and Schaver were employed and solely compensated by EchoStar during 2008. Mr. Ergen and Mr. Lynch were employed and compensated by both EchoStar and DISH Network in 2009. In respect of our remaining NEO, pursuant to the Management Services Agreement, Mr. Han was employed by, and received compensation from, DISH Network, and was not directly compensated by us. Under the Management Services Agreement between us and DISH Network, we made payments to DISH Network based upon a portion of DISH Network's personnel costs for Mr. Han (taking into account salary and fringe benefits) as determined by reference to the percentages of time spent by Mr. Han performing services for us. During 2009, incentive compensation for Mr. Han was solely the responsibility of DISH Network. See "Certain Relationships and Related Transactions—Intercompany Agreements with DISH Network Corporation—Management Services Agreement." Other than as described elsewhere with respect to Mr. Ergen and Mr. Lynch and in relation to the payments to be made by us to DISH Network in respect of Mr. Han pursuant to the Management Services Agreement, none of our NEOs received direct compensation from both us and DISH Network during 2009 and the compensation paid by one company in 2009 had no impact on the compensation decisions of the other company in 2009. None of our NEOs has entered into an employment agreement with us.

Overall Compensation Program Objectives and Policies

Compensation Philosophy

EchoStar's executive compensation program was guided by the following key principles in 2009:

  •
  Attraction, retention and motivation of executive officers over the long-term;

  •
  Recognition of individual performance;

  •
  Recognition of the achievement of company-wide performance goals; and

  •
  Creation of shareholder value by aligning the interests of management and EchoStar's shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to EchoStar's NEOs have been designed to ensure that they are competitive with market practice, support EchoStar's executive recruitment and retention objectives, reward individual and company-wide performance and contribute to EchoStar's long-term success by aligning the interests of its executive officers and shareholders.

The Compensation Committee of EchoStar, without Mr. Ergen present, determined Mr. Ergen's compensation in 2009. Mr. Ergen recommended to the Board of Directors, but the Board of Directors ultimately approved, the base compensation of EchoStar's NEOs other than Mr. Ergen. EchoStar's Compensation Committee makes and approves grants of options and other equity-based compensation to EchoStar's NEOs, and establishes in writing performance goals for any performance-based compensation that together with other compensation to any EchoStar NEO could exceed $1 million annually. The Compensation Committee also certifies achievement of those performance goals prior to payment of performance-based compensation.

In determining the actual amount of each NEO's overall compensation, the Compensation Committee of EchoStar reviews the information described in "Compilation of Certain Proxy Data" below, its subjective performance evaluation of the individual's performance (after reviewing Mr. Ergen's recommendations with respect to the NEOs other than himself), the individual's success in achieving EchoStar's and individual goals, whether the performance goals of any short term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would be normally granted upon a promotion in accordance with EchoStar's policies for promotions. EchoStar's Compensation Committee and Board have also considered each of EchoStar's NEOs (other than Mr. Ergen) individual extraordinary efforts resulting in tangible increases in corporate, division or department success when setting base cash salaries and any short term incentive compensation.

Furthermore, the Compensation Committee of EchoStar also makes a subjective determination as to whether an increase should be made to Mr. Ergen's compensation based on its evaluation of Mr. Ergen's contribution to the success of EchoStar, whether the performance goals of any short term incentive plans were met, the payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO's compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to incentive compensation, EchoStar attempts to ensure that each NEO has equity awards at any given time that are significant in relation to such individual's annual cash compensation to ensure that each of the NEOs has appropriate incentives tied to the performance of EchoStar's Class A Common Stock. Therefore, EchoStar may grant more options to one particular NEO in a given year if a substantial portion of the NEO's equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, EchoStar may not grant any equity incentives to that particular NEO.

Compilation of Certain Proxy Data

In connection with the approval process for EchoStar's executive officer compensation, EchoStar's Board of Directors and Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the "Proxy Data"). These surveyed companies included: Pace Micro Technology, Plc., Intelsat Corporation, Loral Space and Communications, Inc., Telesat Canada, Eutelsat Communications, SES S.A., Motorola Inc., and Cisco Systems, Inc. The Proxy Data, along with other information obtained by Compensation Committee members from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by Compensation Committee members, is used solely as a subjective frame of reference to set approximate boundaries for compensation, rather than a basis for benchmarking compensation of EchoStar's NEOs. EchoStar's Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting EchoStar's executive compensation to that of other companies. Generally, EchoStar's overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation. If EchoStar's stock performance substantially outperforms similar companies, executive compensation at EchoStar could exceed other companies. Barring significant increases in the stock price, EchoStar's compensation levels generally lag its peers.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the "Code") places a limit on the tax deductibility of compensation in excess of $1 million paid to certain "covered employees" of a publicly held corporation (generally, the corporation's chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Compensation Committee conducts an ongoing review of EchoStar's compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with EchoStar's existing commitments and ongoing competitive needs. However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

No compensation consultants were retained by the Company to either evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Weighting and Selection of Elements of Compensation

As described in "General Compensation Levels" above, neither EchoStar's Board of Directors nor its Compensation Committee has in the past assigned specific weights to any factors considered by EchoStar's Board of Directors and its Compensation Committee in determining compensation, and none of the factors are more dispositive than others.

Elements of Executive Compensation

The primary components of EchoStar's executive compensation program have included:

  •
  base cash salary;

  •
  long-term equity incentive compensation in the form of stock options and restricted stock units offered under EchoStar's stock incentive plan;

  •
  401(k) plan; and

  •
  other compensation, including perquisites and personal benefits and post-termination compensation.

EchoStar's executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses. These elements combine to promote the objectives and policies described above. Base salary, 401(k) benefits and other benefits and perquisites provided generally to EchoStar employees provide a minimum level of compensation for our NEOs. Short-term incentives reward individual performance and achievement of annual goals important to EchoStar. Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.

EchoStar has not required that a certain percentage of an executive's salary be provided in one form versus another. However, the goal of the Compensation Committee is to award compensation that is reasonable in relation to EchoStar's compensation program and objectives when all elements of potential compensation are considered. Each element of EchoStar's historical executive compensation and the rationale for each element is described below.

Base Cash Salary

EchoStar has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in "Equity Incentive Compensation," EchoStar has weighted overall compensation towards equity components as opposed to base salaries. EchoStar's Compensation Committee and Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually. Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

  •
  EchoStar's Compensation Committee's and Board of Directors' respective assessment of EchoStar's overall financial and business performance;

  •
  the performance of the NEO's business unit;

  •
  the NEO's individual contributions to EchoStar; and

  •
  the rate of EchoStar's standard annual merit increase for employees who are performing at a satisfactory level.

Annual base salaries paid to EchoStar's executive officers have historically been at levels below those generally paid to executive officers with comparable experience and responsibilities in the set top box and satellite services industries or other similarly-sized companies. In addition, EchoStar has stated that it believes the compensation paid to Mr. Dugan and Mr. Ergen has generally been at a level that is below amounts paid to chief executive officers at other companies of similar size in comparable industries. Any changes in Mr. Ergen's base salary are set by EchoStar's Compensation Committee. Mr. Ergen recommends to the Board of Directors, but EchoStar's Board of Directors ultimately approves, any changes in the base salary of EchoStar's other NEOs.

Short-Term Incentive Compensation

During 2009, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program. If our Compensation Committee chooses to establish a short-term incentive plan or a cash incentive plan, it will make a determination as to both the performance goals and the payouts that will be made upon achievement of those performance goals. In the future, the Board and Compensation Committee may elect to award short-term incentive compensation that reflect appropriate performance goals for our business.

Long-Term Equity Incentive Compensation

EchoStar has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value. EchoStar believes this stake focuses the executive officers' attention on managing EchoStar as owners with equity positions in EchoStar and aligns their interests with the long-term interests of EchoStar's shareholders. Equity awards therefore have represented an important and significant component of EchoStar's compensation program for executive officers. EchoStar has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.

General Equity Incentives

With respect to equity incentive compensation, EchoStar attempts to ensure that each NEO has equity awards at any given time that are significant in relation to such individual's annual cash compensation to ensure that each of EchoStar's NEOs has appropriate incentives tied to the performance of EchoStar's Class A Common Stock. Therefore, EchoStar may grant more options to one particular NEO in a given year if a substantial portion of the NEO's equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, EchoStar may not grant any equity incentives to that particular NEO.

In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual. Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including the NEO's position and role in EchoStar's success and whether the NEO made any exceptional contributions to EchoStar's success.

To encourage executive officers to remain in EchoStar's employ, options granted under EchoStar's stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of EchoStar's Class A Common Stock on the date of grant. EchoStar's standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of EchoStar for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Practices Regarding Grant of Equity Incentives

EchoStar has generally awarded equity awards as of the last day of each calendar quarter and has set exercise prices, as applicable, of not less than the fair market value of EchoStar's Class A Common Stock on the date of grant.

Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2008 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. Up to 16 million shares of our Class A common stock are available for awards under the 2008 Stock Incentive Plan.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of EchoStar and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman of EchoStar, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in EchoStar. Mr. Ergen abstained from our Board of Directors' vote on this matter. Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to EchoStar's Class B Common Stock. Up to 4 million shares of EchoStar's Class B common stock are available for awards under the 2008 Class B Chairman Stock Option Plan. Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan. No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A common stock. All full-time employees who are employed by EchoStar for at least one calendar quarter will be eligible to participate in the ESPP. Employee stock purchases will be made through payroll deductions. Under the terms of the ESPP, employees will not be permitted to deduct an amount which would permit such employee to purchase our capital stock under all of our stock purchase plans which would exceed $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP.

Nonemployee Director Stock Option Plan

We have adopted a non-employee director stock option plan, which we refer to as the 2008 nonemployee director stock option plan ("2008 Director Plan"). The purpose of the 2008 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors. The 2008 Director Plan grants our new non-employee directors, upon their initial election or appointment to our Board, an option to acquire a certain number of shares of our A Common Stock. We may also grant, in our discretion, any continuing non-employee directors further options to acquire our shares of Class A Common Stock in exchange for their continuing services. Up to 250,000 shares of our Class A Common Stock are available for awards under the 2008 Director Plan.

401(k) Plan

EchoStar has adopted a defined-contribution tax-qualified 401(k) plan for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. EchoStar's executives participate in the 401(k) plan on the same terms as EchoStar's other employees. Under the plan, employees become eligible for participation in the 401(k) plan upon completing ninety days of service with EchoStar and reaching age 19. 401(k) plan participants have been able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Internal Revenue Code. EchoStar may also make a 50% matching employer contribution up to a maximum of $1,500 per participant per calendar year. In addition, EchoStar may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) plan with the approval of its Compensation Committee and Board of Directors. 401(k) plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions. EchoStar's employer contributions to 401(k) plan participants' accounts vest 20% per year commencing one year from the employee's date of employment.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation

EchoStar has traditionally offered numerous plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on EchoStar's products and services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. EchoStar has also permitted certain NEOs to use its corporate aircraft for personal use. EchoStar has also paid for annual tax preparation costs for certain NEOs.

EchoStar has not traditionally had any plans in place to provide severance benefits to employees. However, certain stock options and restricted stock units have been granted to its executive officers subject to acceleration of vesting upon a change in control of EchoStar for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

2009 Executive Compensation

EchoStar generally makes decisions with respect to executive compensation for a particular compensation year in December of the preceding compensation year or the first quarter of the applicable compensation year. For 2009, the Compensation Committee (along with Mr. Ergen for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO's compensation, including the base salary and bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO in EchoStar's incentive plans. EchoStar's Compensation Committee (along with Mr. Ergen for each of the NEOs other than himself) also reviewed the Proxy Data prepared for 2009 and other information described in "Compilation of Certain Proxy Data" above. As described in "General Incentive Compensation" above, EchoStar aims to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives. In addition, EchoStar's Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those that were previously set or that is higher or lower than the anticipated compensation that would be awarded under EchoStar's incentive plans if particular performance goals were met. EchoStar's Compensation Committee did not exercise this discretion in 2009.

Compensation of our Chief Executive Officer and our Chairman

2009 Base Salary.    Mr. Dugan's salary was agreed to between EchoStar and Mr. Dugan in November 2009 in connection with the commencement of Mr. Dugan's employment as President and Chief Executive Officer of EchoStar. In connection with our separation from DISH Network, Mr. Ergen's base salary for 2009 was set at $1.

2009 Cash Bonus.    No bonus was paid to Mr. Dugan or to Mr. Ergen.

2009 Equity Incentives.    With respect to equity incentives, EchoStar attempts to ensure that the Chief Executive Officer and the Chairman have equity awards at any given time that are significant in relation to their annual cash compensation to ensure that he has appropriate incentives tied to the performance of EchoStar's Class A Common Stock. Consequently, the Compensation Committee

determined that in connection with the commencement of Mr. Dugan's employment as President and Chief Executive Officer of EchoStar on December 31, 2009, he should receive 750,000 options to purchase the Corporation's Class A Common Stock with such options vesting at the rate of one-third per year. During 2009, the Compensation Committee determined that Mr. Ergen had sufficient equity awards to ensure that Mr. Ergen had appropriate incentives tied to the performance of EchoStar's Class A Common Stock and therefore did not award Mr. Ergen any additional equity awards.

Compensation of Other Named Executive Officers

2009 Base Salary.

Base salaries for each of the other NEOs are determined annually by EchoStar's Board of Directors primarily based on Mr. Ergen's recommendations. The Board of Directors places substantial weight on Mr. Ergen's recommendations in light of his role as Chairman and as controlling shareholder of EchoStar. Mr. Ergen made recommendations to the Board of Directors with respect to the 2009 base salary of each of the other NEOs after considering (a) the NEO's base salary in 2009, (b) the range of the percentage increases in base salary for NEOs of the companies contained in the Proxy Data, (c) whether the NEO's base salary was appropriate in light of EchoStar's goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2009 in relation to a particular NEO in 2009, (e) whether the NEO was promoted or newly hired in 2009, and (f) whether in Mr. Ergen's subjective determination, the NEO's performance in 2008 warranted an increase in the NEO's base salary in 2009. Placing primary weight on (a) the NEO's base salary in 2008 and (b) whether, in Mr. Ergen's subjective view, an increase in 2008 base salary was necessary to retain the NEO, Mr. Ergen recommended the base salary amounts indicated in the "Summary Compensation Table" below. The basis for Mr. Ergen's recommendation with respect to each of the other NEOs is discussed below. The Board of Directors accepted each of Mr. Ergen's recommendations on base salaries for each of the other NEOs.

Mr. Jackson.    Mr. Ergen determined that Mr. Jackson's performance met expectations for 2008 and that Mr. Jackson was therefore eligible for our standard annual merit increase. In addition, Mr. Ergen determined that Mr. Jackson should receive an additional annual increase in base salary based on Mr. Ergen's subjective determination of the amount required to maintain Mr. Jackson's salary within the range of market compensation indicated in the Proxy Data taking into consideration our practices with respect to base salaries. Mr. Ergen also considered Mr. Jackson's particular individual contributions towards development of the Company's set-top box business in setting Mr. Jackson's 2009 base salary.

Mr. Han.    Mr. Han was employed by, and received compensation from, DISH Network, and was not directly compensated by us. Instead, we obtained the services of Mr. Han pursuant to the Management Services Agreement between us and DISH Network. Accordingly, Mr. Han's salary was set by the Board of Directors of DISH Network and we made payments to DISH Network based upon a portion of DISH Network's personnel costs for Mr. Han (taking into account salary and fringe benefits) as determined by reference to the percentages of time spent by Mr. Han performing services for us.

Mr. Lynch.    Mr. Lynch's salary was agreed between EchoStar and Mr. Lynch on November 3, 2009 in connection with the commencement of Mr. Lynch's employment as Executive Vice President—Advanced Technologies. Mr. Ergen recommended and the Board of Directors agreed that Mr. Lynch's salary from EchoStar should equal the salary Mr. Lynch receives from DISH Network so that Mr. Lynch would be equally incentivized by both companies and therefore not favor one company over the other.

Mr. Schaver.    Mr. Ergen determined that Mr. Schaver's performance met expectations for 2008 and that Mr. Schaver was therefore eligible for EchoStar's standard annual merit increase. Mr. Ergen determined that Mr. Schaver should receive an additional annual increase in base salary based on Mr. Ergen's subjective determination of the amount required to maintain Mr. Schaver's salary within the range of market compensation indicated in the Proxy Data taking into consideration our practices with respect to base salaries.

2009 Cash Bonus.    Mr. Ergen generally recommended that other NEOs receive a discretionary cash bonus only to the extent that Mr. Ergen considered that a particular individual performance during 2009 made a significant contribution towards development of EchoStar's goals. In 2009, due to the individual performance of Mr. Jackson, a one-time discretionary cash bonus of $50,000 was awarded to him.

2009 Equity Incentives.    With respect to equity incentives, EchoStar primarily evaluates the position of each NEO to ensure that each individual has equity awards at any given time that are significant in relation to the NEO's annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of EchoStar's Class A Common Stock. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen's recommendation. On March 31, 2009, Mr. Jackson was awarded 100,000 stock options. Mr. Ergen recommended and the Compensation Committee agreed that the non-performance based equity incentive compensation Mr. Lynch received from EchoStar should equal the non performance based equity incentive compensation Mr. Lynch received from DISH Network so that Mr. Lynch would have an equal incentive to raise the long-term stock price and therefore create greater shareholder value at both companies. Consequently, in connection with the commencement of Mr. Lynch's employment, Mr. Ergen recommended and the Compensation Committee agreed to award Mr. Lynch with an option to acquire 200,000 shares of Class A Common Stock on December 31, 2009 with such option vesting at the rate of 20% per year. Mr. Ergen recommended that no equity incentives be awarded to Mr. Schaver as Mr. Ergen subjectively determined that Mr. Schaver already had sufficient equity awards to ensure that Mr. Schaver had appropriate incentives tied to the performance of EchoStar's Class A Common Stock. Mr. Ergen recommended that no equity incentives be awarded to Mr. Han taking into consideration the fact that he is performing services for us pursuant to the Management Services Agreement with DISH Network.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is appointed by the Board of Directors of EchoStar to discharge certain of the Board's responsibilities relating to compensation of EchoStar's executive officers.

The Compensation Committee, to the extent the Board deems necessary or appropriate, will:

  •
  Make and approve all option grants and other issuances of EchoStar's equity securities to EchoStar's executive officers and Board members other than nonemployee directors;

  •
  Approve all other option grants and issuances of EchoStar 's equity securities, and recommend that the full Board make and approve such grants and issuances;

  •
  Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to EchoStar's executive officers, and certify achievement of such goals prior to payment; and

  •
  Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to EchoStar's management that the Compensation Discussion and Analysis be included in the Corporation's proxy statement. The Compensation Committee notes that the information with respect to DISH Network is based solely on information supplied by DISH Network to EchoStar.

Respectfully submitted,

The EchoStar Corporation Executive Compensation Committee

Tom A. Ortolf (Chairman)
C. Michael Schroeder
Joseph P. Clayton

The report of the Compensation Committee and the information contained therein shall not be deemed to be "solicited material" or "filed" or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Explanatory Note to Summary Compensation Table, Grant of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table, and Option Exercises and Stock Vested Table

Spin-Off from DISH Network Corporation

In connection with our Spin-off from DISH Network Corporation, which was effective on January 1, 2008, all outstanding DISH Network stock options and restricted stock units (collectively, "Stock-Based Awards") held by DISH Network employees, including executive officers, were adjusted as follows:

Options

Each DISH Network stock option was converted into two options:

  •
  an adjusted DISH Network stock option for the same number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219.

  •
  a new EchoStar stock option for one-fifth of the number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.

Restricted Stock Units

Each holder of DISH Network restricted stock units retained their DISH Network restricted stock units and received one EchoStar restricted stock unit for every five DISH Network restricted stock units that they held.

These adjustments were made in order to preserve the pre-conversion intrinsic value of the Stock-Based Awards.

Presentation of Summary Compensation Table, Grant of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table, and Option Exercises and Stock Vested Table

Prior to the Spin-off of EchoStar to shareholders of DISH Network on January 1, 2008, EchoStar was a wholly-owned subsidiary of DISH Network and its executive officers were employees of DISH Network. Because the Spin-off occurred on January 1, 2008: (i) prior to 2008, all NEOs were compensated solely by DISH Network; (ii) during 2009, Mr. Han, who is performing services for us pursuant to the Management Services Agreement, was compensated solely by DISH Network, and we made payments to DISH Network for our allocable portions of DISH Network's personnel costs for him; (iii) during 2009, Mr. Ergen and Mr. Lynch were compensated by both us and DISH Network; and (iv) during 2009, all other NEOs were compensated solely by us.

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries. The following table sets forth the cash and noncash compensation paid to such executive officers as discussed above for the NEOs for the fiscal year ended December 31, 2009. Compensation for our NEOs for the fiscal year ended December 31, 2007 represents compensation provided to such executive officers by DISH Network prior to the Spin-off.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Michael T. Dugan(4)	2009	$86,538	$—	$—	$4,629,908	$—	$—	$—	$4,716,446
President and Chief Executive Officer
Charles W. Ergen(4)	2009	$1	$—	$—	$—	$—	$—	$168,455	$168,456
Chairman	2008	$1	$—	$—	$3,925,180	$—	$—	$237,979	$4,163,160
	2007	$592,308	$—	$—	$—	$—	$—	$554,232	$1,146,540
Bernard L. Han(5)	2009	$112,981	$25,000	$—	$289,500	$—	$—	$875	$428,356
Executive Vice President	2008	$100,000	$—	$—	$—	$—	$—	$3,312	$103,312
and Chief Financial Officer	2007	$400,000	$20,000	$—	$—	$—	$—	$—	$420,000
Roger J. Lynch(6)	2009	$29,231	$—	$—	$1,486,548	$—	$—	$—	$1,515,779
Executive Vice President, Advanced Technologies
Mark W. Jackson	2009	$434,712	$50,000	$—	$476,374	$—	$—	$2,000	$963,086
President, EchoStar Technologies L.L.C.	2008	$361,250	$—	$—	$1,570,072	$—	$—	$4,000	$1,935,322
	2007	$341,923	$—	$—	$—	$—	$—	$4,250	$346,173
Steven B. Schaver	2009	$350,834	$—	$—	$—	$—	$—	$—	$350,834
President, EchoStar International	2008	$314,898	$—	$—	$785,036	$—	$—	$4,000	$1,103,934
Corporation	2007	$315,185	$15,000	$—	$679,631	$—	$—	$4,250	$1,014,066

(1)
2007 bonus was earned in 2007 but not paid until 2008. 2009 bonus was earned in 2009 but not paid until 2010.

(2)
The amounts reported in the "Option Awards" column reflect the aggregate grant date fair values. Assumptions used in the calculation of these amounts are included in Note 13 to the Corporation's audited financial statements for the fiscal year ended December 31, 2009, included in the Corporation's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 17, 2010.

(3)
"All Other Compensation" for all of the Named Executive Officers includes amounts contributed pursuant to our 401(k) matching program, relocation payments and our profit sharing program. Mr. Ergen's "All Other Compensation" also includes tax preparation payments in each year. In addition, with respect to Mr. Ergen, "All Other Compensation" includes $168,455, $237,979 and $521,652 for Mr. Ergen's personal use of corporate aircraft during the years ended December 31, 2009, 2008 and 2007, respectively. We calculated the value of Mr. Ergen's personal use of corporate aircraft based upon the incremental cost of such usage to EchoStar. We calculated the value of each Executive Officer's personal use of corporate aircraft based upon the incremental cost of such usage to the Corporation.

(4)
Mr. Dugan was named President and Chief Executive Officer of EchoStar in November 2009, replacing Mr. Ergen who currently serves as our Chairman.

(5)
In connection with the Spin-off, we entered into a management services agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services to EchoStar. Mr. Han remains employed by DISH Network, but serves as EchoStar's Executive Vice President and Chief Financial Officer. 2009 compensation for Mr. Han is based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to Mr. Han (taking into account wages and fringe benefits). This allocation is based upon the estimated percentages of time to be spent by certain DISH Network executive officers performing services for us under the management services agreement. We paid DISH Network approximately $410,611 under the management services agreement for Mr. Han's services during 2009.

(6)
Mr. Lynch became an employee of the Corporation on November 4, 2009.

Grant of Plan-Based Awards

The following table provides information on EchoStar equity awards granted in 2009 for the Named Executive Officers.

									All Other Stock Awards:	All Other Option Awards:
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/sh)
									Number of Shares of Stock or Units(1) (#)	Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards(2)
		Date of Compensation Committee Approval
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael T. Dugan	12/31/2009	11/17/2009	$—	$—	$—	—	—	—	—	750,000	$20.14	$4,629,908
Bernard L. Han(3)	—	—	$—	$—	$—	—	—	—	—	—	$—	$—
Roger J. Lynch	12/31/2009	11/3/2009	$—	$—	$—	—	—	—	—	200,000	$20.14	$1,486,548
Mark W. Jackson	4/17/2009	2/23/2009	$—	$—	$—	—	—	—	136	—	$—	$—
	3/31/2009	3/31/2009	$—	$—	$—	—	—	—	—	100,000	$14.83	$476,374

(1)
The amounts reported in the "All Other Stock Awards" column represent shares awarded to the eligible NEOs during 2009 pursuant to our profit sharing program.

(2)
The amounts reported in the "Option Awards" column reflect the aggregate grant date fair values. Assumptions used in the calculation of these amounts are included in Note 13 to the Corporation's audited financial statements for the fiscal year ended December 31, 2009, included in the Corporation's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 17, 2010.

(3)
Pursuant to our management services agreement with DISH Network, Mr. Han remains employed by DISH Network, but serves as our Executive Vice President and Chief Financial Officer. Any plan-based awards granted to Mr. Han continue to be granted by DISH Network. Compensation related to such awards is allocated to us based upon the estimated percentages of time to be spent by certain DISH Network executive officers performing services for us under the management services agreement.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in shares of EchoStar common stock and were granted under the terms of EchoStar's 2008 Stock Incentive Plans. As discussed above, in connection with the Spin-off of EchoStar, effective January 1, 2008, all DISH Network equity awards were adjusted to reflect the change in the price of DISH Network common stock that occurred as a result of the Spin-off, and an additional award was granted that related to EchoStar's common stock.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael T. Dugan	604	—	—	$27.95	6/30/2010	(1)	—	$—	—	$—
	3,020	—	—	$25.53	6/30/2010	(2)	—	$—	—	$—
	3,600	—	—	$24.38	3/31/2013	(1)	—	$—	—	$—
	100,000	—	—	$22.94	12/30/2015	(1)	—	$—	—	$—
	420,000	—	—	$20.60	12/30/2015	(2)	—	$—	—	$—
	—	750,000	—	$20.14	12/31/2019		—	$—	—	$—
Charles W. Ergen	100,000	400,000	—	$29.54	3/31/2018		—	$—	—	$—
Bernard L. Han(3)	—	—	—	$—	—		—	$—	—	$—
Roger J. Lynch	—	200,000	—	$20.14	12/31/2019		—	$—	—	$—
Mark W. Jackson	4,000	—	—	$24.38	3/31/2013	(1)	—	$—	—	$—
	20,000	—	—	$24.01	3/31/2013	(2)	—	$—	—	$—
	40,000	—	—	$25.96	6/30/2014	(1)	—	$—	—	$—
	200,000	—	—	$25.56	6/30/2014	(2)	—	$—	—	$—
	—	—	60,000	$24.69	3/31/2015	(1)	—	$—	—	$—
	—	—	300,000	$24.32	3/31/2015	(2)	—	$—	—	$—
	16,000	4,000	—	$25.46	6/30/2015	(1)	—	$—	—	$—
	80,000	20,000	—	$25.07	6/30/2015	(2)	—	$—	—	$—
	40,000	—	—	$22.94	12/30/2015	(1)	—	$—	—	$—
	200,000	—	—	$22.60	12/30/2015	(2)	—	$—	—	$—
	40,000	160,000	—	$29.54	3/31/2018		—	$—	—	$—
	—	100,000	—	$14.83	3/31/2019		—	$—	—	$—
Steven B. Schaver	3,600	—	—	$24.38	3/31/2013	(1)	—	$—	—	$—
	18,000	—	—	$24.01	3/31/2013	(2)	—	$—	—	$—
	16,000	—	—	$25.96	6/30/2014	(1)	—	$—	—	$—
	80,000	—	—	$25.56	6/30/2014	(2)	—	$—	—	$—
	—	—	60,000	$24.69	3/31/2015	(1)	—	$—	—	$—
	—	—	300,000	$24.32	3/31/2015	(2)	—	$—	—	$—
	4,000	6,000	—	$36.66	3/31/2017	(1)	—	$—	—	$—
	20,000	30,000	—	$36.10	3/31/2017	(2)	—	$—	—	$—
	20,000	80,000	—	$29.54	3/31/2018		—	$—	—	$—

(1)
Amounts represent outstanding EchoStar awards received by our NEOs as a result of the Spin-off.

(2)
Amounts represent outstanding DISH Network awards granted to our NEOs prior to the Spin-off.

(3)
Pursuant to our management services agreement with DISH Network, Mr. Han remains employed by DISH Network, but serves as our Executive Vice President and Chief Financial Officer. Any plan-based awards granted to Mr. Han continue to be granted by DISH Network. Compensation related to such awards is allocated to us based upon the estimated percentages of time to be spent by certain DISH Network executive officers performing services for us under the management services agreement.

Option Exercises and Stock Vested

There were no EchoStar stock options that were exercised by the NEOs in 2009 nor were there any EchoStar stock awards that vested for the NEOs in 2009.

Potential Payments Upon Termination Following a Change in Control

As discussed in "Compensation Discussion and Analysis" above, our standard form of option agreement given to executive officers includes acceleration of vesting upon a change in control of EchoStar for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) EchoStar or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of EchoStar are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2009 and the executives are terminated by EchoStar or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Name	Maximum Value of Accelerated Vesting of Options
Michael T. Dugan(1)	$—
Charles W. Ergen(1)	$—
Bernard L. Han(1)	$—
Roger J. Lynch(1)	$—
Mark W. Jackson	$531,000
Steven B. Schaver(1)	$—

(1)
The value of potentially accelerated unvested options as of December 31, 2009 was zero because all options held by these NEOs were out-of-the-money.

Director Compensation and Nonemployee Director Option Plans

Cash Compensation

Our employee directors are not compensated for their services as directors. Each nonemployee director receives an annual retainer of $40,000 which is paid in equal quarterly installments on the last day of each calendar quarter, provided such person is a member of the Board on the last day of the applicable calendar quarter. Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone. Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments on the last day of each calendar quarter, provided such person is the chairperson of the committee on the last day of the applicable calendar quarter. Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph P. Clayton	$55,250	$—	$11,004	$—	$—	$—	$66,254
Tom A. Ortolf	$57,500	$—	$11,004	$—	$—	$—	$68,504
C. Michael Schroeder	$59,500	$—	$11,004	$—	$—	$—	$70,504

(1)
The amounts reported in the "Option Awards" column reflect the aggregate grant date fair values. Assumptions used in the calculation of these amounts are included in Note 13 to the Corporation's audited financial statements for the fiscal year ended December 31, 2009, included in the Corporation's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 17, 2010.

On June 30, 2009, each of the nonemployee directors was granted an option to acquire 2,500 Class A Shares at an exercise price of $15.94 per share. Options granted under our 2008 Director Plan are 100% vested upon issuance. Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

Incentive Compensation

Upon election to our Board, our new nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2008 Director Plan. Options granted under our 2008 Director Plan are 100% vested upon issuance and have a term of five years. We also expect to grant each continuing nonemployee director an option to acquire 2,500 Class A Shares every year in exchange for their continuing services.

Our nonemployee directors do not hold any stock awards except those received as a result of the Spin-off and those granted to the nonemployee directors pursuant to the 2008 Director Plan. We have granted the following options to our nonemployee directors pursuant to the 2008 Director Plan:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Joseph P. Clayton	5,000	$14.87	12/31/2013
	2,500	$15.94	6/30/2014

Total Options Outstanding at December 31, 2009	7,500

Tom A. Ortolf	2,500	$31.22	6/30/2013
	2,500	$15.94	6/30/2014

Total Options Outstanding at December 31, 2009	5,000

C. Michael Schroeder	2,500	$31.22	6/30/2013
	2,500	$15.94	6/30/2014

Total Options Outstanding at December 31, 2009	5,000

Employee Stock Incentive Plans

We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. The Stock Incentive Plans are administered by our Compensation Committee.

Awards available under the Stock Incentive Plans include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. As of December 31, 2009, 7,390,258 of our Class A Shares were available for issuance under the 2008 Stock Incentive Plan. The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.

As of December 31, 2009, there were outstanding options to purchase 7,203,101 Class A Shares and 130,040 outstanding restricted units under the Stock Incentive Plan. These awards generally vest at the rate of 20% per year commencing one year from the date of grant. The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from $2.125 to $67.00 per Class A Share.

Equity Compensation Plan Information

In addition to the 2008 Director Plan and the Stock Incentive Plan, during 2008 we adopted and our shareholders approved our Class B Chairman Stock Option Plan, under which we have reserved 4 million shares of our Class B Shares for issuance. The shares available for issuance under the Class B Chairman Stock Option Plan are not included in the table below. No options have been granted to date under our Class B Chairman Stock Option Plan.

These options generally vest at the rate of 20% per year commencing one year from the date of grant. The following table sets forth a description of our equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,333,141	$24.85	7,569,258

Total	7,333,141	$24.85	7,569,258

(1)
The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of nonemployee directors. The Compensation Committee members are Messrs. Ortolf, Schroeder and Clayton. None of these individuals was an officer or employee of EchoStar or DISH Network at any time during the 2009 fiscal year. With the exception of those executive officers and directors who are also executive officers or directors of DISH Network, no executive officer or director of EchoStar served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of EchoStar's or DISH Network's Board of Directors or its Compensation Committee during the 2009 fiscal year.

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in our efforts to mitigate excessive risk-taking. Further, with respect to our incentive compensation programs, when taking into consideration the compensation practices of DISH Network, we have historically designed corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of EchoStar and our shareholders as a whole. Finally, the multi-year vesting of our equity awards properly account for the time horizon of risk. Furthermore, as discussed above, EchoStar's overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.

Certain Relationships and Related Transactions

Our Board follows a written policy for the review and approval of transactions involving EchoStar and related parties, such as directors, executive officers and their immediate family members. In order to survey these transactions, we distribute questionnaires to our officers and directors on a quarterly basis. Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors. Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions. Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.

Related Party Transactions with DISH Network

On January 1, 2008, we completed our separation from DISH Network Corporation. Following the Spin-off, we and DISH Network have operated as separate public companies and DISH Network has no ownership interest in us. However, a substantial majority of the voting power of the shares of both companies is owned beneficially by our Chairman, Charles W. Ergen or by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with the Spin-off and subsequent to the Spin-off, we and DISH Network have entered into agreements pursuant to which we obtain certain products, services and rights from DISH Network, DISH Network obtains certain products, services and rights from us, and we and DISH Network have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with DISH Network in the future. The following is a summary of the terms of the principal agreements that we have entered into with DISH Network that have an impact on our results of operations.

In the near term, we expect that DISH Network will remain our principal customer. However, except as otherwise noted below, DISH Network has no obligation to purchase digital set-top boxes, satellite services or digital broadcast operation services from us after January 1, 2011 because these services are provided pursuant to contracts that generally expire on that date. Therefore, if we are unable to extend these contracts on similar terms with DISH Network, or if we are otherwise unable to obtain similar contracts from third parties before that date, there could be a significant adverse effect on our business, results of operations and financial position.

Generally, the prices charged for products and services provided under the agreements entered into in connection with the Spin-off are based on our cost plus a fixed margin, which varies depending on the nature of the products and services provided.

Broadcast Agreement

In connection with the Spin-off, we entered into a broadcast agreement pursuant to which DISH Network receives broadcast services, including teleport services such as transmission and downlinking, channel origination services, and channel management services from us for a period ending on January 1, 2011. However, DISH Network has the right, but not the obligation, to extend the broadcast agreement for one additional year. DISH Network may terminate channel origination services and channel management services for any reason and without any liability upon sixty days written notice to us. If DISH Network terminates teleport services for a reason other than our breach, DISH Network must pay us a sum equal to the aggregate amount of the remainder of the expected cost of providing the teleport services. The fees for the services to be provided under the broadcast agreement are cost plus a fixed margin, which vary depending on the nature of the products and services provided. We earned revenues of approximately $184 million from DISH Network under the broadcast agreement during 2009.

Employee Matters Agreement

We entered into an employee matters agreement with DISH Network providing for our respective obligations to our employees. Pursuant to the agreement, we established a defined contribution plan for the benefit of our eligible employees in the United States (including our employees that transferred to us prior to the Spin-off). Subject to any adjustments required by applicable law, it is our and DISH Network's present intent that the assets and liabilities of the DISH Network 401(k) Employee Savings Plan attributable to transferring employees, other than certain employees whose employment has terminated prior to January 1, 2008, be transferred to and assumed by the defined contribution plan established by us. In addition, we established welfare plans for the benefit of our eligible employees and their respective eligible dependents that are substantially similar to the welfare plans currently maintained by DISH Network. We also established a stock incentive plan and an employee stock purchase plan as described in "Compensation Discussion and Analysis." No payments were made under the employee matters agreement during 2009 and no payments are expected under the employee matters agreement except for the reimbursement of certain expenses in connection with these employee benefit plans and potential indemnification payments in accordance with the separation agreement and certain employee transfers between us and DISH Network. The employee matters agreement is non-terminable and will survive for the applicable statute of limitations.

Intellectual Property Matters Agreement

We entered into an intellectual property matters agreement with DISH Network and certain of its subsidiaries in connection with the Spin-off. The intellectual property matters agreement governs our relationship with DISH Network with respect to patents, trademarks and other intellectual property. The term of the intellectual property matters agreement will continue in perpetuity. Pursuant to the intellectual property matters agreement DISH Network and certain of its subsidiaries irrevocably assigned to us all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of our set-top box business. In addition, the agreement permits us to use, in the operation of our set-top box business, certain other intellectual property currently owned or licensed by DISH Network and its subsidiaries.

We granted DISH Network and its subsidiaries a non-exclusive, non-transferable, worldwide license to use the name "EchoStar" and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with DISH Network's continued operation of the consumer business. The purpose of such license is to eliminate confusion on the part of customers and others during the period following the Spin-off. After the transitional period, DISH Network and its subsidiaries may not use the "EchoStar" name as a trademark, except in certain limited circumstances. Similarly, the intellectual property matters agreement provides that we will not make any use of the name or trademark "DISH Network" or any other trademark owned by DISH Network or its subsidiaries, except in certain circumstances. There were no payments under the intellectual property matters agreement during 2009. There are no payments expected under the intellectual property matters agreement and it will continue in perpetuity.

International Programming Rights Agreement

For each of the years ended December 31, 2009 and 2008, DISH Network purchased certain international rights for sporting events from us for approximately $8 million, of which we only retain a certain portion.

Management Services Agreement

In connection with the Spin-off, we entered into a management services agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services (which are primarily legal and accounting services) to us. Specifically, Bernard L. Han, R. Stanton Dodge and Paul W. Orban remain employed by DISH Network, but also serve as our Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel, and Senior Vice President and Controller, respectively. We make payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits). These allocations are based upon the estimated percentages of time to be spent by the DISH Network executive officers performing services for us under the management services agreement. We also reimburse DISH Network for direct out-of-pocket costs incurred by DISH Network for management services provided to us. We and DISH Network evaluate all charges for reasonableness at least annually and make any adjustments to these charges as we and DISH Network mutually agree upon. We incurred expenses payable to DISH Network of approximately $1 million under the management services agreement during 2009.

The management services agreement automatically renewed on January 1, 2010 for an additional one-year period through January 1, 2011 and renews automatically for successive one-year periods thereafter, unless terminated earlier (i) by us at any time upon at least 30 days' prior written notice, (ii) by DISH Network at the end of any renewal term, upon at least 180 days' prior notice; or (iii) by DISH Network upon written notice to us, following certain changes in control.

MPT

On February 13, 2009, Multimedia Patent Trust ("MPT") filed suit against us, DISH Network, DirecTV and several other defendants in the United States District Court for the Southern District of California alleging infringement of United States Patent Nos. 4,958,226, 5,227,878, 5,136,377, 5,500,678 and 5,563,593, which relate to video encoding, decoding and compression technology. MPT is an entity that seeks to license an acquired patent portfolio without itself practicing any of the claims recited therein.

In December 2009, we and DISH Network reached a settlement with MPT that did not have a material impact on our results of operations. DISH Network has determined that it is obligated under the agreements entered into in connection with the Spin-off to indemnify us for all of the settlement relating to the period prior to the Spin-off and a portion of the settlement relating to the period after the Spin-off. We have agreed that our contribution towards the settlement shall not be applied against our aggregate liability cap under the Receiver Agreement.

Packout Services Agreement

In connection with the Spin-off, we entered into a packout services agreement, whereby we had the right, but not the obligation, to engage a DISH Network subsidiary to package and ship satellite receivers to customers that are not associated with DISH Network or its subsidiaries. This agreement expired on January 1, 2010. We incurred expenses payable to DISH Network of approximately $2 million from DISH Network under the packout services agreement during 2009.

Product Support Agreement

In connection with the Spin-off, we entered into a product support agreement pursuant to which DISH Network has the right, but not the obligation, to receive product support (including certain engineering and technical support services) for all digital set-top boxes and related accessories that our subsidiaries have previously sold and in the future may sell to DISH Network. The fees for the services provided under the product support agreement are equal to our cost plus a fixed margin, which varies depending on the nature of the services provided. The term of the product support agreement is the economic life of such receivers and related accessories, unless terminated earlier. DISH Network may terminate the product support agreement for any reason upon sixty days prior written notice. In the event of an early termination of this agreement, DISH Network shall be entitled to a refund of any unearned fees paid to us for the services. We earned revenues of approximately $24 million from DISH Network under the product support agreement during 2009.

Professional Services Agreement

During December 2009, we and DISH Network agreed that following January 1, 2010 we will continue to have the right, but not the obligation, to receive from DISH Network the following services, among others, certain of which were previously provided under the transition services agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services. Additionally, following January 1, 2010 DISH Network will continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (as discussed below previously provided under the satellite procurement agreement) and receive logistics, procurement and quality assurance services from us (as discussed below previously provided under the services agreement). The professional services agreement has a term of one year ending on January 1, 2011, but renews automatically for successive one-year periods thereafter, unless terminated earlier by either party at the end of the then-current term, upon at least 60 days' prior notice. However, either party may terminate the services it receives with respect to a particular service for any reason upon 30 days notice.

Real Estate Lease Agreements

We have entered into certain lease agreements pursuant to which DISH Network leases certain real estate from us. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and DISH Network is responsible for a portion of the taxes, insurance, utilities and maintenance of the premises. We earned revenues of approximately $14 million from DISH Network under the real estate lease agreements during 2009. The term of each of the leases is set forth below:

  Inverness Lease Agreement.  The lease for certain space at 90 Inverness Circle East in Englewood, Colorado, is for a period ending on January 1, 2011.

  Meridian Lease Agreement.  The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado, is for a period ending on January 1, 2011 with annual renewal options for up to two additional years.

  Santa Fe Lease Agreement.  The lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado, is for a period ending on January 1, 2011 with annual renewal options for up to two additional years.

  Gilbert Lease Agreement.  The lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona expired on January 1, 2010.

  EDN Sublease Agreement.  The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia, is for a period of three years, ending on April 30, 2011.

Additionally, during 2008, we entered into a sublease for space at 185 Varick Street, New York, New York from DISH Network for a period of approximately seven years. The rent on a per square foot basis for this sublease was comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the sublease, and we are responsible for our portion of the taxes, insurance, utilities and maintenance of the premises. We incurred expenses payable to DISH Network of approximately $1 million under this sublease agreement during 2009.

Receiver Agreement

In connection with the Spin-off, we entered into a receiver agreement pursuant to which DISH Network has the right but not the obligation to purchase digital set-top boxes, related accessories, and other equipment from us for a period ending on January 1, 2011. DISH Network has the right, but not the obligation, to extend the receiver agreement for one additional year. The receiver agreement allows DISH Network to purchase digital set-top boxes, related accessories, and other equipment from us at cost plus a fixed margin, which varies depending on the nature of the equipment purchased. We provide DISH Network with standard manufacturer warranties for the goods sold under the receiver agreement. DISH Network may terminate the receiver agreement for any reason upon sixty days written notice. We may terminate this agreement if certain entities were to acquire DISH Network. The receiver agreement also includes an indemnification provision, whereby the parties indemnify each other for certain intellectual property matters. We earned revenues of approximately $1.2 billion from DISH Network under the receiver agreement during 2009.

Remanufactured Receiver Agreement

In connection with the Spin-off, we entered into a remanufactured receiver agreement with DISH Network under which we have the right to purchase remanufactured receivers and accessories from DISH Network for a two-year period ending on January 1, 2010. In August 2009, we and DISH Network agreed that we shall continue to have the right, but not the obligation, to purchase remanufactured receivers and accessories from DISH Network at cost plus a fixed margin, which varies depending on the nature of the equipment purchased through January 1, 2011. We incurred expenses payable to DISH Network of approximately $7 million as a result of our purchase of remanufactured receivers and accessories from DISH Network during 2009. We may terminate the remanufactured receiver agreement for any reason upon sixty days written notice to us. DISH Network may also terminate this agreement if certain entities acquire it.

Satellite Capacity Agreements

Satellite Capacity Leased from DISH Network.    Subsequent to the Spin-off, we have also entered into a satellite capacity agreement pursuant to which we lease satellite capacity on a certain satellite owned by DISH Network. The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the frequency on which the satellite provides services. The term of this lease is set forth below:

  EchoStar I.  We lease certain satellite capacity from DISH Network on EchoStar I. The lease generally terminates upon the earlier of: (i) the end of the life or the replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed in service, and the exercise of certain renewal options. We generally have the option to renew this lease on a year-to-year basis through the end of the satellite's life. There can be no assurance that any options to renew this agreement will be exercised.

Satellite Capacity Leased to DISH Network.    In connection with the Spin-off and subsequent to the Spin-off, we entered into certain satellite capacity agreements pursuant to which DISH Network leases certain satellite capacity on certain satellites owned or leased by us. The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the frequency on which the applicable satellite provides services. We earned revenues of approximately $118 million from DISH Network under the satellite capacity agreements during 2009. The term of each of the leases is set forth below:

  EchoStar III, VI, VIII, and XII.  DISH Network leases certain satellite capacity from us on EchoStar III, VI, VIII, and XII. The leases generally terminate upon the earlier of: (i) the end of the life or the replacement of the satellite (unless DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed in service, and the exercise of certain renewal options. DISH Network generally has the option to renew each lease on a year-to-year basis through the end of the respective satellite's life. There can be no assurance that any options to renew such agreements will be exercised.

  EchoStar XVI.  DISH Network will lease certain satellite capacity from us on EchoStar XVI after its service commencement date and this lease generally terminates upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date. Upon expiration of the initial term, DISH Network has the option to renew on a year-to-year basis through the end-of-life of the satellite. There can be no assurance that any options to renew this agreement will be exercised.

EchoStar XV Launch Service.    On December 21, 2009, we assigned the rights under one of our launch contracts to DISH Network for $103 million. We recorded the sale of the launch contract at a net book value of $89 million and recorded the $14 million difference between our carrying value and DISH Network's purchase price as a capital transaction to DISH Network.

Nimiq 5 Agreement.    During September 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada ("Telesat") to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the "Telesat Transponder Agreement"). During September 2009, DISH Network also entered into a satellite service agreement (the "DISH Telesat Agreement") with us, pursuant to which they will receive service from us on all of the DBS transponders covered by the Telesat Transponder Agreement. Additionally, DISH Network made certain payments to us prior to the Nimiq 5 satellite being placed into service in connection with the use of the 72.7 degree orbital location.

Under the terms of the DISH Telesat Agreement, DISH Network makes certain monthly payments to us that commenced when the Nimiq 5 satellite was placed into service and continue through the service term. We earned revenues of approximately $8.9 million under the DISH Telesat Agreement during 2009. Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed in service. Upon expiration of the initial term DISH Network has the option to renew the DISH Telesat Agreement on a year-to-year basis through the end-of-life of the Nimiq 5 satellite. Upon in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.

QuetzSat-1 Lease Agreement.    During November 2008, we entered into a ten-year satellite service agreement with SES Latin America S.A. ("SES"), which provides, among other things, for the provision by SES to us of service on 32 DBS transponders on the QuetzSat-1 satellite expected to be placed in service at the 77 degree orbital location. During November 2008, we also entered into a transponder service agreement ("QuetzSat-1 Transponder Agreement") with DISH Network pursuant to which they will receive service from us on 24 of the DBS transponders on QuetzSat-1. The remaining eight DBS transponders on QuetzSat-1 are expected to be used by Dish Mexico.

Under the terms of the QuetzSat-1 Transponder Agreement, DISH Network will make certain monthly payments to us commencing when the QuetzSat-1 satellite is placed into service and continuing through the service term. Unless earlier terminated under the terms and conditions of the QuetzSat-1 Transponder Agreement, the service term will expire ten years following the actual service commencement date. Upon expiration of the initial term, DISH Network has the option to renew the QuetzSat-1 Transponder Agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite. Upon a launch failure, in-orbit failure or end-of-life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. QuetzSat-1 is expected to be completed during 2011.

Satellite Procurement Agreement

In connection with the Spin-off, we entered into a satellite procurement agreement pursuant to which DISH Network had the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network. The satellite procurement agreement expired on January 1, 2010. However, we and DISH Network have agreed that following January 1, 2010, DISH Network will continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network pursuant to the Professional Services Agreement as described above. We earned revenues of approximately $2 million from DISH Network under the satellite procurement agreement during 2009.

Services Agreement

In connection with the Spin-off, we entered into a services agreement pursuant to which DISH Network had the right, but not the obligation, to receive logistics, procurement and quality assurance services from us. This agreement expired on January 1, 2010. However, we and DISH Network have agreed that following January 1, 2010, DISH Network will continue to have the right, but not the obligation, to receive from us certain of the services previously provided under the services agreement pursuant to the Professional Services Agreement as discussed above. We earned revenues of approximately $6 million from DISH Network under the services agreement during 2009.

Tax Sharing Agreement

In connection with the Spin-off, we entered into a tax sharing agreement with DISH Network which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify us for such taxes. However, DISH Network is not liable for and will not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of (i) a direct or indirect acquisition of any of our stock, stock options or assets, (ii) any action that we take or fail to take or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed. No payments were made under the tax sharing agreement during 2009.

Tivo

Because both we and DISH Network are defendants in the Tivo lawsuit, we and DISH Network are jointly and severally liable to Tivo for any final damages and sanctions that may be awarded by the Court. DISH Network has agreed that it is obligated under the agreements entered into in connection with the Spin-off to indemnify us for substantially all liability arising from this lawsuit. We have agreed to contribute an amount equal to our $5 million intellectual property liability limit under the Receiver Agreement. We and DISH Network have further agreed that our $5 million contribution would not exhaust our liability to DISH Network for other intellectual property claims that may arise under the

Receiver Agreement. Therefore, during the second quarter 2009, we recorded a charge included in "General and administrative expenses—DISH Network" on our Consolidated Statement of Operations and Comprehensive Income (Loss) of $5 million to reflect this contribution. We and DISH Network also agreed that we would each be entitled to joint ownership of, and a cross-license to use, any intellectual property developed in connection with any potential new alternative technology.

Transition Services Agreement

In connection with the Spin-off, we entered into a transition services agreement with DISH Network pursuant to which we had the right, but not the obligation, to receive the following services from DISH Network: finance, information technology, benefits administration, travel and event coordination, human resources, human resources development (training), program management, internal audit, legal, accounting and tax, and other support services. The fees for the services provided under the transition services agreement were equal to cost plus a fixed margin, which varied depending on the nature of the services provided. The transition services agreement expired on January 1, 2010. However, we and DISH Network have agreed that following January 1, 2010 we will continue to have the right, but not the obligation, to receive from DISH Network certain of the services previously provided under the transition services agreement pursuant to the Professional Services Agreement. We incurred expenses payable to DISH Network of approximately $16.1 million under the transition services agreement during 2009.

TT&C Agreement

In connection with the Spin-off, we entered into a telemetry, tracking and control ("TT&C") agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending on January 1, 2011. DISH Network has the right, but not the obligation, to extend the agreement for up to one additional year. The fees for the services provided under the TT&C agreement are equal to our cost plus a fixed margin. We earned revenues of approximately $2 million under the TT&C agreement during 2009. DISH Network may terminate the TT&C agreement for any reason upon sixty days prior written notice.

Other Agreements

On November 4, 2009, Mr. Roger Lynch, became employed by both us and DISH Network as Executive Vice President. Mr. Lynch reports to Mr. Ergen and is responsible for the development and implementation of advanced technologies that are of potential utility and importance to both us and DISH Network. Mr. Lynch's compensation consists of cash and equity compensation and is borne by both DISH Network and us.

Related Party Transactions with NagraStar

We own 50% of NagraStar L.L.C. ("NagraStar"), a joint venture that is our primary provider of encryption and related security technology used in our set-top boxes. During the year ended December 31, 2009 we purchased $31.2 million of security access devices from NagraStar. As of December 31, 2009, there were outstanding invoices from NagraStar to us totaling approximately $3.7 million. Additionally, as of December 31, 2009, there were outstanding purchase orders from us to NagraStar totaling approximately $11.8 million for security access devices.

Related Party Transactions with Dish Mexico

During November 2008, we entered into a joint venture for a direct-to-home, or DTH, service in Mexico known as Dish Mexico, S. de R.L. de C.V., or Dish Mexico. Pursuant to these arrangements, we provide certain broadcast services and satellite capacity and sell hardware such as digital set-top boxes and related equipment to Dish Mexico. Subject to a number of conditions, including regulatory approvals and compliance with various other arrangements, we committed to provide approximately $112 million of value over an initial ten year period, of which $74 million has been satisfied in the form of cash, equipment and services, leaving $38 million remaining under this commitment. Of the remaining commitment, approximately $19 million is expected to be paid in cash and the remaining amounts may be satisfied in the form of certain services or equipment. During the year ended December 31, 2009, we sold $36 million of set-top boxes and related accessories to Dish Mexico that are not related to the original commitment associated with our investment in Dish Mexico. As of December 31, 2009, amounts receivable from Dish Mexico totaled $15 million.

Related Party Transactions with a Joint Venture in Taiwan

During December 2009, we entered into a joint venture, to provide a DTH service in Taiwan and certain other targeted regions in Asia. We own 50% and have joint control of the entity. Pursuant to these arrangements, we sell hardware such as digital set-top boxes and provide certain technical support services. We have provided approximately $18 million of cash, and an $18 million line of credit that the joint venture may only use to purchase set-top boxes from us. As of December 31, 2009, no amounts have been drawn on the line of credit.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Appointment of Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm for 2010.    KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2009, and the Board has proposed that our shareholders ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Please see Proposal No. 2 below.

The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of EchoStar.

Fees Paid to KPMG LLP for 2009 and 2008

The following table presents fees for professional services rendered by KPMG LLP to EchoStar during 2009 and 2008.

	For the Years Ended December 31,
	2009	2008
Audit Fees(1)	$758,863	$740,000
Audit-Related Fees	—	—

Total Audit and Audit-Related Fees	758,863	740,000
Tax Fees(2)	661,742	182,755
All Other Fees	—	—

Total Fees	$1,420,605	$922,755

(1)
Consists of fees paid by us for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q, fees in connection with the audit of our internal control over financial reporting and fees for other services that are normally provided by the accountant in connection with registration statement filings, issuance of consents and professional consultations with respect to accounting issues.

(2)
Consists of fees for tax consultation and tax compliance services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

  •
  Request for approval of services at a meeting of the Audit Committee; or

  •
  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services. 100% of the fees paid by EchoStar to KPMG LLP for services rendered in 2009 and 2008 which relate to EchoStar were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist EchoStar's Board of Directors in its oversight of EchoStar's financial reporting process, as is more fully described in its charter. EchoStar's management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles. EchoStar's independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not and may not be employees of EchoStar, and we may not represent ourselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on representations by EchoStar's management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America. We have also relied on representations of EchoStar's independent registered public accounting firm included in their report on its financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with EchoStar's management and independent registered public accounting firm do not assure that EchoStar's financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), or that EchoStar's independent registered public accounting firm is in fact "independent."

In the performance of our oversight function, we reviewed and discussed with EchoStar's management its audited financial statements for the fiscal year ended December 31, 2009. We also discussed these audited financial statements with EchoStar's independent registered public accounting firm. Our discussions with the independent registered public accounting firm included the matters required to be discussed under the rules adopted by the PCAOB. We also discussed with them their independence and any relationship that might affect their objectivity or independence. In connection with these discussions, we received and reviewed the written disclosures from KPMG LLP required by the PCAOB. Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm. Based on these discussions and our review discussed above, we recommended to EchoStar's Board of Directors that its audited financial statements for fiscal 2009 be included in EchoStar's Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The EchoStar Audit Committee

C. Michael Schroeder (Chairman)
Tom A. Ortolf
Joseph P. Clayton

The report of the Audit Committee and the information contained therein shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting. The Audit Committee and the Board has selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and we are asking our shareholders to ratify this appointment at the Annual Meeting. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of EchoStar. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of shareholders.

Charles W. Ergen, our Chairman, currently possesses approximately 61.2% of our total voting power. Please see "Equity Security Ownership" above. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2. Accordingly, approval of Proposal No. 2 is assured notwithstanding a negative vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).

WHERE TO GET ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission ("SEC"). The Public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC's Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of that website is http://www.echostar.com.

COST OF PROXY STATEMENT

We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means. None of our directors, officers or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

SHAREHOLDER COMMUNICATIONS

General.    We provide an informal process for shareholders to send communications to our Board and its members. Shareholders who wish to contact the Board or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 100 Inverness Terrace E., Englewood, Colorado 80112. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member.

Correspondence not directed to a particular Board member is referred to our General Counsel and Secretary, Mr. Dodge.

Submission of Shareholder Proposals and Director Nominations for 2011 Annual Meeting.    Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2011 Annual Meeting of Shareholders must submit the proposal or director nomination to us no later than November 25, 2010. In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2011 Annual Meeting of Shareholders, a shareholder's notice of the proposal or director nomination that the shareholder wishes to present must be delivered to R. Stanton Dodge, our General Counsel and Secretary, at EchoStar Corporation, 100 Inverness Terrace E., Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2009 Annual Meeting of Shareholders. Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than January 4, 2011 and no later than February 3, 2011. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

OTHER BUSINESS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter in accordance with their best judgment.

By Order of the Board of Directors

R. STANTON DODGE
 Executive Vice President, General Counsel and Secretary

 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles W. Ergen and R. Stanton Dodge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of EchoStar Corporation held of record by the undersigned on March 8, 2010, at the Annual Meeting of Shareholders to be held on May 4, 2010, or any adjournment thereof.

  1.
  ELECTION OF SEVEN DIRECTORS.

  ☐
  FOR all nominees listed below (except as marked to the contrary)

  ☐
  WITHHOLD AUTHORITY to vote for all the nominees listed below

Joseph P. Clayton        R. Stanton Dodge        Michael T. Dugan        Charles W. Ergen

David K. Moskowitz        Tom A. Ortolf        C. Michael Schroeder

    (INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee's name above.)

  2.
  TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN
  3.
  TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH OF THE SEVEN DIRECTORS SET FORTH ABOVE AND (2) THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2010. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated:	, 2010

Signature
Signature if held jointly
Signatures should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.

QuickLinks

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT OF ECHOSTAR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS